CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated August 25, 2016, with respect to the financial statements of Wells Fargo Small Cap Core Fund (formerly the Golden Small Cap Core Fund), one of the funds comprising the Wells Fargo Funds Trust, as of June 30, 2016, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

December 21, 2016